Exhibit 10.1

INVESTMENT AGREEMENT

by and between

TEEKAY OFFSHORE PARTNERS L.P.,

and

BROOKFIELD TK TOLP L.P.

Dated as of July 26, 2017

i

ii

Exhibits

Form of Amended and Restated GP LLC Agreement	Exhibit A
Form of Trademark License Agreement	Exhibit B
Terms of Master Services Agreement	Exhibit C
Form of Registration Rights Agreement	Exhibit D
Form of Warrant Agreement	Exhibit E
Form of Opinion of Perkins Coie LLP	Exhibit F
Form of Opinion of Watson Farley & Williams LLP	Exhibit G

iii

INVESTMENT AGREEMENT, dated as of July 26, 2017 (this “Agreement”), between Teekay Offshore Partners L.P., a Republic of The Marshall Islands limited partnership (the “Company”), and Brookfield TK TOLP L.P., a Bermuda limited partnership (the “Investor”).

WHEREAS, the Company desires to issue, sell and deliver to the Investor, and the Investor desires to purchase and acquire from the Company, pursuant to the terms and subject to the conditions set forth in this Agreement, (i) an aggregate of 244,000,000 Common Units and (ii) an aggregate of 62,440,945 Warrants;

WHEREAS, substantially concurrently therewith, the Company and the Investor desire to consummate the other Transactions (as defined herein) on the terms and subject to the conditions set forth in this Agreement and the Related Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor or any of its Affiliates, (ii) the Parent and its Subsidiaries shall not be deemed to be Affiliates of the Investor or any of its Affiliates, and (iii) portfolio companies in which the Investor or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of the Investor or the Investor’s Affiliates. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” “controlled by” and “under common control with” have meanings correlative to the foregoing.

“Affiliate Arrangement” means Contracts (excluding employment agreements with officers entered into in the ordinary course of business consistent with past practice) between the Company or its Subsidiaries, on the one hand, and any Affiliate or any director or officer of the Company or any of its Affiliates or any stockholder of the Company that owns five (5) percent or more of its outstanding Common Units, on the other.

“Alternative Transaction” means, in each case involving any Person other than the Investor or one of its Affiliates, any (i) sale, lease, assignment, exchange or other transfer or disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or any Subsidiary (other than matters that would not require consent of the Investor pursuant to Section 5.01(b)(vii) of this Agreement by reference to Section 3.01(h)(iv) of the Amended and Restated GP LLC Agreement); (ii) issuance, sale or other disposition, directly or indirectly (including, without limitation, by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction), of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities), including without limitation capital stock, partnership interests, membership interests or other instruments directly or indirectly convertible into, exchangeable or exercisable for, or the value of which is determined with reference to, capital stock, partnership interests or membership interests (“Equity Securities”) of the Company or any of its Subsidiaries (other than matters that would not require consent of the Investor pursuant to Section 5.01(b)(vii) of this Agreement by reference to Section 3.01(h)(iv) of the Amended and Restated GP LLC Agreement); (iii) tender offer or exchange offer as defined pursuant to the Exchange Act that, if consummated, would result in any Person beneficially owning any class or series (or the voting power of any class or series) of Equity Securities of the Company or any of its Subsidiaries or any other transaction (other than matters that would not require consent of the Investor pursuant to Section 5.01(b)(vii) of this Agreement by reference to Section 3.01(h)(iv) of the Amended and Restated GP LLC Agreement) in which any Person shall acquire beneficial ownership or the right to acquire beneficial ownership of any class or series (or the voting power of any class or series) of Equity Securities; or (iv) combination of the foregoing.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Amended and Restated Promissory Note” means the amended and restated subordinate promissory note, dated as of the date hereof, among the Company, the Parent and the Investor.

“Amendment to Citi Swap Arrangement” means the amendment (including a release of the Parent of any obligations with respect thereto) to the Citi Swap Arrangements as set forth on Section 6.03(j) of the Company Disclosure Letter.

“Amendment to DnB Swap Arrangement” means the amendment (including a release of the Parent of any obligations with respect thereto) to the DnB Swap Arrangements as set forth on Section 6.03(j) of the Company Disclosure Letter.

“Amended and Restated GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner in the form attached hereto as Exhibit A.

“Board” means the board of directors of the General Partner.

“Brookfield GP Investor” means Brookfield TK TOGP L.P., a Bermuda limited partnership.

“Brookfield Investors” means the Investor and the Brookfield GP Investor.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banking institutions in New York, New York or Vancouver, Canada are authorized or required by law, regulation or executive order to be closed.

“Business Employee” means any current or former employee of, or service provider to, the Company (including, but not limited to, leased employees and any current or former employees of any of the Company’s Affiliates who provide, or provided, services to the Company).

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Company, dated as of August 30, 2006.

“Code” means the United States Internal Revenue Code of 1986.

“Common Units” means the Common Units as defined in the LP Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01(a) (Organization; Standing), Section 3.02(a), Section 3.02(b) (other than the last sentence thereof) and Section 3.02(c) (Capitalization), Section 3.03(a) (Authority), Section 3.17 (Sale of Securities), Section 3.18 (No Broker), Section 3.19 (Listing and Maintenance Requirements) and Section 3.21 (No Rights Agreement).

“Company IP” means all Company-Owned IP and all other Intellectual Property used or held for use in the business of the Company and its Subsidiaries as currently conducted, and shall include all Intellectual Property owned by Parent or any of its Subsidiaries that is used, directly or indirectly, for the benefit of such business.

“Company Lease” means any lease, sublease, sub-sublease, license, concession, and other agreement (oral or written) under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto).

“Company Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company and its Subsidiaries.

“Company Organizational Documents” means the Certificate of Limited Partnership and the LP Agreement.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other plan, program, contract, arrangement, agreement, or policy relating to stock options, stock purchases, other equity-based compensation, phantom equity, bonus, incentive, deferred compensation, employment, severance, retention, change in control, termination, fringe benefits, disability, medical, life, paid time off relocation or other benefits or compensation, in each case sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liabilities.

“Company Stock Plan” means the Teekay Offshore Partners L.P. 2006 Long-Term Incentive Plan, as amended from time to time.

“Confidentiality Agreement” means the confidentiality agreement between the Parent and an affiliate of the Investor, dated as of January 6, 2017, as amended or modified as of the date hereof.

“Data Room” means the electronic Sharepoint data site containing documents and materials relating to the Company as constituted as of the date hereof.

“Environmental Law” means any Law or Judgment relating to pollution or protection of the environment, natural resources or, to the extent relating to Materials of Concern, human health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which, together with the Company or any of its Subsidiaries, would at any relevant time be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Fraud” means, with respect to any Person, any statement made by or on behalf of such Person by any individual which had actual knowledge (as opposed to imputed or constructive knowledge) that such statements were false when made, and were made with the reasonable expectation that the other party may rely thereon to its detriment.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Partner” means Teekay Offshore GP L.L.C.

“General Partner Units” means the General Partner Units as defined in the LP Agreement.

“Governmental Entity” means any (i) federal, state or local, domestic or foreign governmental or regulatory (including any stock exchange) authority, agency, court, commission or other entity or self-regulatory organization or (ii) arbitral body (public or private).

“GP Investment Agreement” means the General Partner Investment Agreement, dated as of the date hereof, between the Parent and the Brookfield GP Investor.

“Guarantee” means any guarantee, letter of credit, surety bond (including any performance bond), credit support agreement or other assurance of payment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Incentive Distribution Rights” means the Incentive Distribution Rights as defined in the LP Agreement.

“Indebtedness” means, with respect to any Person, without duplication, the principal of, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other Liabilities in respect of (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person which are, or would be required under GAAP to be, recorded on the balance sheet of such Person with respect to a lease, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all Guarantees and arrangements having the economic effect of a Guarantee of such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, (ix) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities), (x) all sale, change in control, retention, success or similar bonuses, severance or other payments to any Person in connection with or upon the consummation of the transactions contemplated hereby (including, without limitation, the employer’s share of payroll taxes attributable to any such payments) and (xi) all obligations of the type referred to in the foregoing clauses secured by any Lien on any property or asset.

“Intellectual Property” means any and all intellectual property and proprietary rights including the following, in any and all countries: (i) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), utility models, industrial designs, and inventions, and all applications and registrations therefor, (ii) trademarks, servicemarks, brand names, certification marks, collective marks, and other indicia of origin, and all applications, registrations and renewals therefor, together with the goodwill associated with any of the foregoing, (iii) copyrights, applications and registrations therefor and renewals, extensions, restorations and reversions thereof, (iv) software, including source code, executable code, firmware and all documentation related to any of the foregoing, (v) internet domain names, and (vi) trade secrets, know-how and other proprietary or confidential information.

“Judgment” means any judgment, injunction, order or decree of any Governmental Entity.

“Knowledge” means, with respect to the Company, the actual knowledge as of the date hereof of the individuals listed on Section 1.01(a) of the Company Disclosure Letter after due inquiry of the direct reports of such individual.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Company Leased Real Property which are owned by the Company or any of its Subsidiaries, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Company Lease for such Company Leased Real Property.

“Liabilities” means, collectively, all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.

“Liens” means any pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature.

“LP Agreement” means the Company’s Fifth Amended and Restated Agreement of Limited Partnership, dated as of June 29, 2016.

“Master Services Agreement” means that Master Services Agreement to be entered into on the Closing Date between Parent, the Company and the Investor on terms that are consistent in all material respects with the terms attached hereto as Exhibit C.

“Material Adverse Effect” means any circumstance, development, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the business, results of operations, assets, Liabilities, financial condition or prospects of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: any effect, change, event or occurrence that results from or arises in connection with (A) changes in or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (B) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (C) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any of the foregoing, (D) natural disaster or (E) any change in applicable Law or GAAP (or authoritative interpretation thereof), including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board; (F) any failure of the Company or any of its Subsidiaries to meet any external or published budgets, projections or forecasts of financial performance for any period, (G) a decline in the price of the Company’s Common Units, a change in the trading volume of the Company’s Common Units on the NYSE or any change in the Company’s credit ratings; provided that the exceptions in (F) and (G) shall not prevent or otherwise affect a determination that any circumstance, development, effect, change, event, occurrence or state of facts underlying such failure, decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of the definition) has resulted in, or contributed to a Material Adverse Effect, (H) the taking of any specific action expressly required by this Agreement or taken with Investor’s written consent or (I) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of the Transactions, provided that the exceptions in clauses (A), (B), (C) and (D) above shall not apply to the extent such circumstance, development, effect, change, event, occurrence or state of facts has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, or (2) the ability of the Company and its Subsidiaries to timely consummate the Transactions or to perform their respective material obligations under the Related Agreements.

“Materials of Concern” means any waste, substance or material that is classified, regulated, defined or designated under Environmental Law as radioactive, explosive, highly flammable, hazardous or toxic or as a contaminant or a pollutant, or for which liability or standards of conduct may be imposed under Environmental Law, including petroleum products, byproducts and distillates, heavy metals (such as lead and cadmium), ozone-depleting substances, chlorinated solvents, polychlorinated biphenyls, friable asbestos, toxic mold and anti-microbial agents, nanoparticles, nanomaterials, microbeads and microplastics.

“NYSE” means the New York Stock Exchange and its successors.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Parent” means Teekay Corporation, a Republic of The Marshall Islands corporation.

“Participant” means any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.

“Partnership Entities” and each a “Partnership Entity” means the General Partner, the Company and each of the Company’s Subsidiaries.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable as of the Closing Date, or the amount or validity of which is being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business for amounts which are not yet due and payable, (iii) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (iv) non-exclusive licenses granted to third parties in the ordinary course of business by the Company or any of its Subsidiaries, (v) transfer restrictions imposed by applicable securities or other Law, (vi) easements, rights-of-way, encroachments, restrictions, conditions and other similar matters of record incurred or suffered in the ordinary course of business and which, individually or in the aggregate, would not reasonably be expected to materially impair the use and operation of the applicable real property to which they relate in the conduct of the business of the Company and its Subsidiaries as currently conducted, (vii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such real property and (viii) Liens placed by any developer, landlord, owner or other third party on real property over which the Company or any of its Subsidiaries has leasehold or easement rights and subordination, non-disturbance or similar agreements relating thereto.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity or other entity.

“Preferred Units” means the Company’s Series A Preferred Units, Series B Preferred Units, Series C-1 Preferred Units and Series D Preferred Units.

“Registration Rights Agreement” means the registration rights agreement between the Company and the Investor in the form attached hereto as Exhibit D.

“Related Agreements” means the Amendment to Citi Swap Arrangement, Amendment to DnB Swap Arrangement, Amended and Restated GP LLC Agreement, the GP Investment Agreement, the Amended and Restated Promissory Note, the Trademark License Agreement, the Master Services Agreement, the Registration Rights Agreement, the Warrant Agreement and any other agreements between or among the Company, the Investor and any of their respective Affiliates entered into to give effect to the transactions contemplated by this Agreement.

“Related Investment Funds” means (a) any current or potential investment funds, co-investment funds, successor investment funds and other investment vehicles and managed accounts under direct or indirect common management, governance or control and other similar investment management relationships with, the Brookfield Investors or their respective Affiliates and (b) current or potential limited partners or members of each Person described in clause (a).

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“Restricted Unit” means a phantom (notional) Common Unit that is subject to vesting conditions (whether time-based or performance-based and whether granted under a Company Stock Plan or otherwise) which upon vesting entitles the holder to receive a Common Unit.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Syria, Russia and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by the United States Department of Treasury, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, the European Economic Area and its member states.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Series A Preferred Units” means the Company’s 7.25% Series A Cumulative Redeemable Preferred Units.

“Series B Preferred Units” means the Company’s 8.50% Series B Cumulative Redeemable Preferred Units.

“Series C-1 Preferred Units” means the Company’s 8.60% Series C-1 Cumulative Convertible Perpetual Preferred Units.

“Series D Preferred Units” means the Company’s 10.5% Series D Cumulative Convertible Perpetual Preferred Units.

“ShuttleCo Reorganization” means the legal separation of the Company’s shuttle tanker business into a wholly-owned Subsidiary of the Company through the steps reflected on Section 1.01(b) of the Company Disclosure Letter, all of which Subsidiary’s indebtedness, which is listed on Section 1.01(c) of the Company Disclosure Letter, has no recourse to the Parent, the Company or the Company’s Subsidiaries other than the new Subsidiary and its Subsidiaries.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person. For the avoidance of doubt, Ugland Stena Storage AS shall be deemed a Subsidiary of the Company for purposes of this Agreement.

“Trademark License Agreement” means that licensing agreement between the Company and the Parent in the form attached hereto as Exhibit B.

“Transaction Documents” means this Agreement, the Related Agreements and the Confidentiality Agreement.

“Transaction Litigation” means any Action (as defined herein) made or instituted or, to the Company’s Knowledge, threatened by, or any written or, to the Knowledge of the Company, oral demand by, any current or former unitholder (or other holder of any other equity securities) of the Company, or any Affiliate, trustee or beneficiary of any unitholder (or other holder of any other equity securities) of the Company, (i) asserting, seeking to assert, or based upon any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty or comparable claims by any officer, director, trustee, fiduciary, agent or current or former unitholder of the Company or the General Partner occurring prior to the Closing, whether or not in connection with this Agreement or the Transaction Documents, (ii) challenging this Agreement or the Transaction Documents or the transactions contemplated thereby or seeking to directly or indirectly enjoin, delay or prevent the transactions contemplated by the Transaction Documents or seeking damages in connection with the transactions contemplated by the Transaction Documents, (iii) seeking the election to, or to place a representative on, the Board, (iv) seeking the removal of any director from the Board or any executive officer of the Company or (v) seeking to control or influence, in any manner, the management or policies of the Company or any of its Subsidiaries or the Board.

“Transactions” means the transactions contemplated by this Agreement and the Related Agreements (including the consummation of the exercise of the option under the Amended and Restated GP LLC Agreement).

“Underlying Common Units” means the Common Units issuable upon the exercise of the Warrants to the holders of such Warrants pursuant to the Warrant Agreement.

“Warrant Agreement” means the warrant agreement between the Company and the Investor in the form attached hereto as Exhibit E.

“Warrants” means warrants issued by the Company pursuant to the terms and provisions of the Warrant Agreement.

(b) In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Action	3.07
Agreement	Preamble
Anticorruption Laws	3.22
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Capitalization Date	3.02(a)
Closing	2.02(a)
Closing Date	2.02(a)
Company	Preamble
Company Disclosure Letter	Article III
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Conflicts Committee	3.24
Contract	3.03(b)
Equity Commitment Letter	4.05(a)
Equity Securities	1.01(a)
Ex-Im Laws	3.22
FCPA	3.22
Filed SEC Documents	Article III
Financing	4.05(a)
Government Official	3.22
Investor	Preamble
Laws	3.08
Material Contracts	3.15(a)
Money Laundering Laws	3.23
Non-Recourse Party	7.05
Outside Date	7.01(b)(i)
Parent Investment Agreement	6.03(h)
Permits	3.08
Purchase	2.01
Purchase Price	2.01
Real Property	3.14(d)
Sponsors	4.05(a)
Tail Policy	5.15
Tax	3.09(c)
Tax Return	3.09(c)
TOO Majority Employee	3.10(d)

ARTICLE II

Purchase and Sale

SECTION 2.01 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Investor shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Investor, 244,000,000 Common Units and 62,440,945 Warrants for an aggregate purchase price of $610,000,000 (the “Purchase Price”). The purchase of such Common Units and Warrants pursuant to this Section 2.01 is referred to as the “Purchase”.

SECTION 2.02 Closing. (a) The closing of the Purchase (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, on the second Business Day following the satisfaction (or, to the extent permitted by Law, the waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied as of the Closing (but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time and date as shall be agreed between the Company and the Investor. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed to occur and be effective as of 12:01 a.m., New York City time, on the Closing Date.

(b) At the Closing, to effect the Purchase:

(i) the Investor shall pay to the Company, by wire transfer to a bank account designated in writing by the Company at least two Business Days prior to the Closing Date, in immediately available funds, the Purchase Price;

(ii) the Company shall deliver to the Investor in electronic book-entry form an aggregate of 244,000,000 Common Units; and

(iii) the Company shall issue to the Investor a physical certificate or physical certificates representing an aggregate of 62,440,945 Warrants.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the Investor as of the date hereof and as of the Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Investor on the date hereof (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall only be deemed disclosure with respect to, and shall only be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement (other than Section 5.01(a)) to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available on or after January 1, 2017 and at least two Business Days prior to the date hereof (the “Filed SEC Documents”), other than any disclosures set forth in the “Risk Factors” or forward-looking statement sections of such Filed SEC Documents and any other disclosures included therein to the extent they are predictive or forward looking in nature; provided, that this clause (B) shall not apply to the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.15(a) (other than to the extent such Contract is filed as an exhibit to the Filed SEC Documents), Section 3.17, Section 3.18, Section 3.19, Section 3.20 or Section 3.21.

SECTION 3.01 Organization; Standing. (a) The Company is a limited partnership duly organized, validly existing and in good standing under the Laws of the Republic of The Marshall Islands and has all requisite limited partnership power and authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or good standing necessary except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Organizational Documents (as amended to the date hereof) are included in the Filed SEC Documents. The Company has made available to the Investor true and complete copies of any minutes prepared for meetings of its stockholders, meetings of the Board and committees of the Board and meetings of the boards of directors and committees of the boards of directors of its Subsidiaries, in each case convened or held since January 1, 2015, other than as each relates to the Transactions.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries is duly licensed, qualified to do business and in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Capitalization. (a) The Company may issue an unlimited number of partnership interests of the Company. As of the date of this Agreement (the “Capitalization Date”), the issued and outstanding partnership interests of the Company consists of (i) 3,139,965 General Partner Units representing a 2.0% general partner interest in the Company, (ii) 153,858,292 Common Units, (iii) 3,137,417 Common Units reserved and available for issuance pursuant to the Company Stock Plan (including pursuant to 385,949 Restricted Units), (iv) 6,000,000 Series A Preferred Units, (v) 5,000,000 Series B Preferred Units, (vi) 8,517,745 Series C-1 Preferred Units, (vii) 4,000,000 Series D Preferred Units, (viii) the Incentive Distribution Rights, (ix) 4,500,000 Series A Warrants and (x) 2,250,000 Series B Warrants. All outstanding General Partner Units, Common Units, Preferred Units and Incentive Distribution Rights and the partnership interests represented thereby have been duly authorized and are validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the Marshall Islands Limited Partnership Act, as amended, and none of such securities are held by the Company in its treasury. The General Partner is the sole general partner of the Company.

(b) Except as described in Section 3.02(a), as of the Capitalization Date, there were no (i) outstanding units of, or other equity or voting interests in, the Company, (ii) outstanding securities convertible into or exchangeable for units of, or other equity or voting interests in, the Company, (iii) outstanding options, warrants, unit appreciation rights, phantom units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Common Units of the Company, restricted units, performance units, rights or other commitments or agreements to acquire from the Company or any Subsidiary, or that obligate the Company or any Subsidiary to issue, any units of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for units of, or other equity or voting interests in, the Company, (iv) obligations of the Company or any Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any units of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) or (v) other obligations by the Company or any of its Subsidiaries to make any payments or provide any economic value based on the price or value of any Company Securities or dividends paid thereon.

Except as described in Section 3.02(a), or with respect to the Company Stock Plan, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Except as described in Section 3.02(a) of the Company Disclosure Letter or as provided in the LP Agreement, none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding Common Units have been duly authorized and validly issued and are fully paid, nonassessable, except as such nonassessability may be affected by the Marshall Islands Limited Partnership Act, as amended and free of preemptive rights. The Common Units and Warrants to be issued to the Investor on the Closing Date and the Underlying Common Units will be, when issued, duly authorized and validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the Marshall Islands Limited Partnership Act, as amended, and issued in compliance with all applicable federal and state securities Laws, and such securities will not be issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right, and will be free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable state securities Laws. The Common Units and the Warrants to be issued to the Investor on the Closing Date, when issued, and the Underlying Common Units, if and when issued, will have the terms and conditions and entitle the holders thereof to the rights set forth in the Company Organizational Documents, as amended from time to time, and with respect to the Warrants, the Warrant Agreement. All outstanding Company Securities have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(c) Section 3.02(c) of the Company Disclosure Letter sets forth, as of the date hereof, the name and jurisdiction of organization of each material Subsidiary of the Company and the holder of each equity interest therein. All of the outstanding shares of capital stock of, or other equity or voting interests in, each material Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens, except for Permitted Liens. Each outstanding share of capital stock of each material Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and, except as set forth in the Transaction Documents, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any material Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company.

SECTION 3.03 Authority; Noncontravention; Voting Requirements. (a) The Company has all necessary limited partnership power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Related Agreements, and the consummation by it of the Transactions, have been duly authorized and approved by the General Partner (and approved by the Conflicts Committee thereof), and no other limited partnership action on the part of the Company, its general partner or its limited partners is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Related Agreements and the consummation by it of the Transactions. This Agreement and the Amended and Restated Promissory Note each has been and each other Related Agreement to which it is a party will be on the Closing Date, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the Investor or the Investor’s Affiliates, as applicable, this Agreement and the Amended and Restated Promissory Note each constitutes, and each Related Agreement to which it is a party will on the Closing Date constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, with clause (i), the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement nor any of the Related Agreements by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of (A) the Company Organizational Documents or (B) any similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the filings referred to in Section 3.04 are made, (x) except as set forth on Section 3.03(b) of the Company Disclosure Letter, violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would constitute a violation or default) under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement, arrangement or understanding (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate any obligations or rights under or give a right of termination of (whether or not with notice, lapse of time or both) any such Contract, (y) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any of its Subsidiaries or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) No vote, consent or approval of the unitholders of the Company (other than of the General Partner in its capacity as general partner of the Company, which approval has been obtained) is required under applicable Law, the Company Organizational Documents or under any Contract between the Company and any unitholder of the Company, to authorize or approve this Agreement or the Transactions.

SECTION 3.04 Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, antitrust, competition or other similar Laws (as defined below) of those jurisdictions identified in Section 3.04 of the Company Disclosure Letter (collectively, the “Foreign Antitrust Laws”), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity are necessary for the execution and delivery of this Agreement and the Related Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions.

SECTION 3.05 Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed or furnished, as applicable, with the SEC, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed or furnished, as applicable, by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2015 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted, or will have omitted, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, (i) the Company is eligible to file a Registration Statement on Form F-3, (ii) none of the Company’s Subsidiaries is required to file any documents with the SEC, (iii) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents and (iv) to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act, (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents is accurate and complete, and complies as to form and content in all material respects with all applicable Laws.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments), (iii) have been prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements subject to normal year-end adjustments) applied on a consistent basis during the periods covered thereby (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X), and (iv) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries (except as may be indicated in the notes thereto).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) required or that would be required by GAAP, as in effect on the date hereof, to be reflected in or reserved against the consolidated balance sheet (or the notes thereof) of the Company except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of March 31, 2017 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and similar in character and amount to the liabilities set forth on the balance sheet as of the Balance Sheet Date or (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions. Except as set forth on Section 3.05(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

(d) The Company has established and maintains, and at all times since January 1, 2014 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act that is, in the case of the interim controls over financial reporting, sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries and, in the case of disclosure controls and procedures, are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company (or persons performing similar functions) required under the Exchange Act with respect to such reports. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of (i) any “significant deficiency” or “material weakness” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. The Company is, and has been at all times since January 1, 2014, in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of the NYSE, and has not received any notice asserting any non-compliance with the listing requirements of the NYSE.

(e) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Company’s Knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Company that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

SECTION 3.06 Absence of Certain Changes. Since March 31, 2017, (a) through the date hereof, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and any transaction contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any Material Adverse Effect or any circumstance, developments, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect and (c) through the date hereof, the Company has not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of the Investor pursuant to Section 5.01.

SECTION 3.07 Legal Proceedings. There is no (a) pending or, to the Knowledge of the Company, threatened material legal or administrative proceeding, suit, arbitration, claim, charge, complaint, audit, dispute, investigation, inquiry, action, hearing, mediation (collectively, an “Action”) or, to the Knowledge of the Company, investigation against the Company or any of its Subsidiaries, or (b) material outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Entity imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Entity. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company. Section 3.07 of the Company Disclosure Letter sets forth a complete list of material pending Actions for which legal process has been served on the Company or any of its Subsidiaries.

SECTION 3.08 Compliance with Laws; Permits. The Company and each of its Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all material foreign, state, federal and local laws, statutes, common laws, ordinances, acts, codes, rules, regulations, orders, executive orders, judgments, injunctions, rulings, penalties, fines, writs, decrees, governmental guidelines or interpretations having the force of law, permits and determinations of Governmental Entities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), and there has occurred no material violation of, or material default (with or without notice or lapse of time, or both) under, any such Permit. Section 3.08 of the Company Disclosure Letter sets forth all material current Permits issued to the Company and its Subsidiaries, including the names of the Permits, the entity to which the Permit was issued and their respective dates of issuance and expiration. No suspension, cancellation, non-renewal, or adverse modifications of any material Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, and the Transactions (alone or in combination with any other event) will not cause suspension, cancellation, non-renewal or adverse modification of any such material Permit.

SECTION 3.09 Tax Matters.

(a) None of the Partnership Entities is a passive foreign investment company within the meaning of Section 1297 of the Code (a “PFIC”). None of the Partnership Entities, other than the Company and Teekay Offshore Operating GP LLC, has elected to be classified as an association taxable as a corporation for U.S. federal income tax purposes. Each of the Partnership Entities, other than the Company and Teekay Offshore Operating GP LLC, is, or will pursuant to Treasury Regulations Section 301.7701-3 timely and properly elect to be, classified as a disregarded entity if it has one owner or as a partnership if it has more than one owner for U.S. federal income tax purposes, and except as shown on Section 3.09 of the Company Disclosure Letter, each such entity has had such classification at all times since its formation.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(i) Each of the Partnership Entities has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, complete and accurate in all material respects.

(ii) All Taxes owed by each of the Partnership Entities that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.

(iii) All amounts of Taxes required to be withheld by each of the Partnership Entities have been duly withheld and remitted to the appropriate Governmental Entity as required by applicable Law.

(iv) Except as set forth in Section 3.09 of the Company Disclosure Letter, none of the Partnership Entities has received written notice from a Governmental Entity of any pending audits, examinations, investigations, claims or other proceedings in respect of any Taxes of any of the Partnership Entities, and no audits, examinations, investigations, claims or other proceedings in respect of any Taxes of any of the Partnership Entities are in progress or, to the Knowledge of the Company, pending.

(v) No written claim has ever been made by a Governmental Entity in a jurisdiction in which any of the Partnership Entities does not file Tax Returns or pay Taxes asserting that the Company or any of its Subsidiaries is required to file Tax Return or pay Taxes in such jurisdiction.

(vi) There are no Liens for Taxes on any of the assets of any of the Partnership Entities other than Permitted Liens.

(vii) None of the Partnership Entities has been a “controlled corporation” or a “distributing corporation” in any distribution occurring in the prior two years that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(viii) No deficiency for any Tax has been asserted or assessed by any Governmental Entity in writing against any of the Partnership Entities, except for deficiencies that have been satisfied by payment in full, settled or withdrawn.

(ix) None of the Partnership Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(x) None of the Partnership Entities has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c) For purposes of this Agreement: (x) “Tax” shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, or custom, duty, governmental fee or other like assessment or charge in the nature of a tax, including any interest or penalty, imposed by any Governmental Entity, and (y) “Tax Return” shall mean any return, declaration, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

SECTION 3.10 Employee Benefits. (a) Section 3.10(a) of the Company Disclosure Letter sets forth, by jurisdiction, each material Company Plan. Except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect, (i) each Company Plan has been established, maintained, funded and administered in accordance with terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, and no event has occurred and, to the Knowledge of the Company, no condition exists, that has subjected, or would reasonably be expected to subject, the Company or any of its Subsidiaries to any tax, fine, lien, penalty or other Liabilities imposed by ERISA, the Code or any other applicable Law, either directly or by reason of the Company’s affiliation with any ERISA Affiliate, (ii) each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination letter or opinion letter from the Internal Revenue Service and (iii) with respect to each Company Plan, no action, investigation, suit, audit, proceeding, hearing or claim with respect to the assets thereof (other than routine claims for benefits) is pending or threatened, and the Company has no knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such action, investigation, audit, suit or claim.

(b) Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate sponsors or maintains or has any Liabilities with respect to (i) any benefit plans that provide post-termination health or life insurance benefits other than as required by Section 4980B of the Code other than such plans set forth on Section 3.10(b)(i) of the Company Disclosure Letter, (ii) any plan that is or was subject to Title IV of ERISA or Section 412 of the Code or (iii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Company Plan has any material unfunded or underfunded Liabilities not accurately reflected on the Company’s financial statements in accordance with GAAP.

(c) Except as set forth on Section 3.10(c) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event, result in (i) an increase in the amount of compensation or benefits payable to any Participant, (ii) any entitlements for any Participant to severance, termination, change in control or similar pay or benefits, (iii) the acceleration of the vesting or timing of the payment of any compensation or benefits payable to or in respect of any Participant or (iv) any increased or accelerated funding obligation with respect to any Company Plan. No payment or benefit provided to any Participant as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement and the consummation of the Transactions, would constitute an “excess parachute payment” for purposes of Section 280G of the Code. Neither the Company nor any of its Affiliates is party to an agreement with a Participant that provides for any “gross up” payment for taxes pursuant to Sections 4999 or 409A of the Code.

(d) Section 3.10(d) of the Company Disclosure Letter sets forth a complete and correct list of all current shore-based employees, consultants and contractors of the Parent and its Subsidiaries, including the Company and its Subsidiaries, who spend 50% or more of their work time dedicated to, or otherwise provide material services to, the business of the Company and its Subsidiaries (the “TOO Majority Employees”) (including their respective titles, work location, and entity that employs or contracts with such person).

SECTION 3.11 Labor Matters.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Affiliates is party to, subject to, or bound by any collective bargaining agreement, works council agreement or Contract with any labor organization, labor union, works council or group of employees (each a “CBA”) with respect to any current Business Employees, and no current Business Employees are represented by any labor organization, labor union, works council, or other labor organization with respect to employment with, or services to, the Company or any of its Affiliates; (ii) to the Knowledge of the Company and each of its Affiliates, there are not and have not been any ongoing or threatened union organizational activities since January 1, 2014 with respect to any Business Employees; and (iii) there are not currently and, since January 1, 2014, has not been any unfair labor practice, material grievance, material labor-related arbitration, labor strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any of its Affiliates or with respect to any Business Employees.

(b) Except for instances that individually or in the aggregate have not had and would not reasonably be expected to result in a Material Adverse Effect, (i) the Company and its Affiliates are, and since January 1, 2014 have been, in compliance with all applicable Laws governing or concerning labor relations and employment with respect to Business Employees, including, but not limited to, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration, employment discrimination, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs, workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance; (ii) no employee layoff, facility closure, or similar reduction in force is currently contemplated, planned or announced with respect to any current Business Employees; (iii) neither the Company nor any of its Affiliates has liability for (A) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation to any Business Employees or any current or former independent contractors under applicable Law, Contract or company policy or (B) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation; and (iv) the Company is not a joint employer or single employer of any Business Employees who are not or were not directly employed or engaged by the Company and the Company is neither jointly nor severally liable for any employment-related liabilities related to any Business Employees who are not or were not directly employed or engaged by the Company.

SECTION 3.12 Environmental Matters. Except for instances that individually or in the aggregate have not had and would not reasonably be expected to result in a Material Adverse Effect, (a) each of the Company and its Subsidiaries is, and since January 1, 2014 has been, in compliance with all applicable Environmental Laws, (b) each of the Company and its Subsidiaries has obtained and is, and since January 1, 2014, has been, in compliance with, all Permits required under Environmental Laws for the occupancy of their respective owned, operated or leased real property and operation of their respective businesses, (c) there is no suit, claim, Action or proceeding under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has received any unresolved written notice alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Laws, (e) neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for the disposal of, transported, handled, exposed any Person to or released any Material of Concern, or owned or operated any facility or property contaminated by any Material of Concern, so as to give rise to any liabilities pursuant to any Environmental Law, including conducting, funding or reimbursing another Person for environmental remedial activities pursuant to any Environmental Law at material cost to the Company or its Subsidiaries and (f) neither the Company nor any of its Subsidiaries has assumed, undertaken, become subject to, or agreed to indemnify any liability of any other Person relating to Environmental Laws. The Company and its Subsidiaries have made available to the Investor all environmental audits, assessments and reports, and all other documents materially bearing on liabilities under Environmental Law, in their possession or control which relate to the Company or any of its Subsidiaries, or any of their respective current or former operations, properties or facilities.

SECTION 3.13 Intellectual Property. (a) Section 3.13(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Authority or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company IP.

(b) The Company or its Subsidiaries exclusively own all right, title and interest in or to, free and clear of all Liens other than Permitted Liens, all Intellectual Property registrations and applications filed in their names that have not expired or have not been abandoned and that are material to the conduct of the business of the Company as currently conducted and as currently proposed to be conducted. The Company and its Subsidiaries own all right, title and interest in or to, or have valid and enforceable rights to use, free and clear of all Liens other than Permitted Liens, all other material Intellectual Property used in and material to the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted.

Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of or require payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s and its Subsidiary’s right to own or use any material Company IP, except for any amounts due pursuant to the Master Services Agreement. Immediately after Closing, the Company and its Subsidiaries shall own or possess a valid and enforceable license to use (on terms and conditions identical to those under which the Company and its Subsidiaries used such Intellectual Property immediately prior to the Closing), all material Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted, except for any Intellectual Property licensed to the Company and its Subsidiaries pursuant to the Trademark License Agreement or provided to the Company and its Subsidiaries pursuant to the Master Services Agreement.

(c) (i) No claims are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company and its Subsidiaries infringes, violates or misappropriates the Intellectual Property of any Person (including any demands or offers to license any Intellectual Property), or challenging the validity, enforceability, ownership or use of any Company IP, (ii) no claims are pending or threatened in writing by the Company or any of its Subsidiaries against any Person alleging any infringement, violation or misappropriation of the Intellectual Property owned by the Company or any of its Subsidiaries, (iii) the conduct of the business of the Company and its Subsidiaries has not infringed, violated or misappropriated, and does not infringe, violate or misappropriate the Intellectual Property of any Person in any material respect, (iv) to the Knowledge of the Company, no Person is infringing, violating or misappropriating any Intellectual Property owned by the Company or its Subsidiaries in any material respect and (v) the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the material trade secrets and other confidential information that are included in the Company IP.

(d) Parent, the Company and their respective Subsidiaries have taken commercially reasonable steps to protect the security and maintain the integrity of the computer software, websites and systems that are used, directly or indirectly, in the business of the Company and its Subsidiaries, including the confidential data transmitted thereby or stored therein.

(e) Neither the Parent, Company nor any of their respective Subsidiaries have experienced any material security incident with respect to, or other unauthorized use of, any information technology, information security, database or other computer system used, directly or indirectly, in the operation of the business of the Company and its Subsidiaries, including any such breach or unauthorized use that has materially compromised the privacy and/or security of any data related to the business of the Company and its Subsidiaries. Neither Parent, the Company nor any of their respective Subsidiaries have experienced any failure or substandard performance of any information technology, information security, database or other computer system used, directly or indirectly, in the operation of the business of the Company and its Subsidiaries which has resulted in any material disruption to any such system or the business of the Company or its Subsidiaries.

SECTION 3.14 Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth each Company Lease (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) (including the date and name of the parties to such Company Lease). The Company has delivered to the Investor a true and complete copy of each such Company Lease, and in the case of any oral Company Lease, a written summary of the material terms of such Company Lease. Except as set forth on Section 3.14(b) of the Company Disclosure Letter, with respect to each of the Company Leases: (i) such Company Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Company Lease, is in material breach or material default under such Company Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Company Lease; (iii) the Company’s or its Subsidiaries’ possession and quiet enjoyment of the Company Leased Real Property has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Company Lease; (iv) there are no Liens on the estate created by such Company Lease other than Permitted Liens; (v) neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Company Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person a right to use or occupy such Company Leased Real Property or any portion thereof; and (vi) the other party to such Company Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiary.

(c) Section 3.14(c) of the Company Disclosure Letter sets forth a description of all material Leasehold Improvements for each Company Leased Real Property. The Company or Subsidiary has good and marketable title to such Leasehold Improvements, free and clear of all liens and encumbrances, except Permitted Liens, and other than the right of the Investor pursuant to this Agreement, there are no outstanding options, rights of first offer, or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(d) The real property subject to Company Leases identified in Section 3.14(b) of the Company Disclosure Letter and the Leasehold Improvements identified in Section 3.14(c) of the Company Disclosure Letter (collectively, the “Real Property”) comprise all of the real property used or intended to be used in the business of the Company or any of its Subsidiaries

(e) Section 3.14(e) of the Company Disclosure Letter sets forth a list of all shuttle tankers and other material vessels owned or chartered by the Company and its Subsidiaries, including whether owned or chartered, the entity that owns or charters such vessel and the percentage ownership of such vessel, if applicable. The shuttle tankers and other vessels listed on Section 3.14(e) of the Company Disclosure Letter: (i) are duly registered under their flag state in the name of the Company or one of its Subsidiaries with all trading certificates current, (ii) are in class, without recommendations and with all surveys unextended and in good standing, (iii) free of all Liens except Permitted Liens, (iv) all past and current flag state fees, expenses and other amounts with respect thereto have been paid and (v) none of the vessels has been blacklisted by any jurisdiction.

(f) The Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, hardware, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

SECTION 3.15 Contracts. (a) Section 3.15(a) of the Company Disclosure Letter lists (with specific reference to the subsection of this Section 3.15(a) to which it relates) each of the following Contracts and agreements (other than any lease of Company Leased Real Property and Contracts and agreements relating to Intellectual Property) to which the Company or any of its Subsidiaries is a party, subject to or bound, that is in effect as of the date of this Agreement (each such Contract or arrangement, together with any such Contracts or arrangements entered into after the date hereof, collectively being “Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), whether or not filed by the Company with the SEC, made outside the ordinary course of business or inconsistent with past practice;

(ii) any employment or consulting Contract (in each case with respect to which the Company or an Affiliate has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Board, or (C) Business Employee or independent contractor of the Company providing for an annual compensation in excess of $250,000 or providing for severance or similar benefits in an amount in excess of $250,000;

(iii) any CBA covering or pertaining to any current Business Employee;

(iv) any joint venture, partnership or strategic alliance contract or investment agreement, in each case related to the formation, creation, operation, management or control of any partnership or joint venture in which the Company or any of its Subsidiaries owns any partial interest and that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v) any settlement, conciliation or similar contract which would require the Company or any of its Subsidiaries to pay consideration of more than $5,000,000 (after taking into consideration any insurance proceeds available to the Company or any of its Subsidiary, as applicable, in respect thereof) or to satisfy any material non-monetary obligations, in each case after the date of this Agreement;

(vi) any Contract that contains any covenant limiting the ability of the Company or any of its Subsidiaries, as applicable, to engage in any line of business or compete with any Person or in any geography or not to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(vii) any Contract that requires consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of or with respect to the Transactions (including the consummation of the exercise of the option of the Brookfield GP Investor to own a majority of the interests of the General Partner), including in order to avoid termination of or loss of a benefit under any such contract;

(viii) each Contract under which the Company or any of its Subsidiaries (A) has incurred any Indebtedness that is currently owing or pursuant to which any Person has provided a commitment to make a loan or advance to the Company or any of its Subsidiaries, (B) has given any Guarantee or (C) has obligations (payment, performance or otherwise) that have been Guaranteed by the Parent and its Subsidiaries (other than the Company and its Subsidiaries);

(ix) each Contract under which (A) the Company has agreed to indemnify any Person or (B) Parent has agreed to indemnify (x) the Company, (y) the Company’s Subsidiaries or (z) any other Person in respect of the business of the Company or the Company’s Subsidiaries;

(x) each Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

(xi) any Contract that grants any right of first refusal, right of first offer, right of first negotiation or similar right in favor of a party other than the Company or its Subsidiaries;

(xii) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Transactions will obligate the Company, the Investor or any of their respective Subsidiaries or Affiliates to conduct business on an exclusive or preferential basis or that results in a “most favored nation” or similar covenant with any third party;

(xiii) each Contract containing any provisions (A) dealing with a “change of control” or similar event with respect to the Company or any of its Subsidiaries, (B) prohibiting or imposing any restrictions on the assignment of such contract or any portion thereof by the Company or any of its Subsidiaries to any other Person (without regard to any exception permitting assignments to Subsidiaries or Affiliates), or (C) having the effect of providing that the consummation of any of the Transactions or compliance by the Company with the provisions of this Agreement or the Related Agreements (alone or in combination with any other event) or the execution, delivery of effectiveness of this Agreement or the Related Agreements (alone or in combination with any other event) will conflict with, result in violation or breach of, or constitute a default under (with or without notice or lapse of time, or both), such contract or give rise under such contract to any right of, or result in, termination, right of first refusal, amendment, revocation, cancellation or acceleration, or loss of a benefit, or the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person;

(xiv) any Contract (A) for the acquisition, directly or indirectly (by merger or otherwise) of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $10,000,000 and that has not closed prior to the date hereof or pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than indemnification obligations with respect to current or former directors and officers), “earn-out” or other similar contingent payment obligations that are reasonably expected to exceed $10,000,000 in the aggregate after the date hereof or (B) gives any Person the right to acquire any assets of the Company or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date hereof with a total consideration of more than $10,000,000;

(xv) each Contract between the Company or any of its Subsidiaries, on the one hand, and a customer of the Company or any of its Subsidiaries, on the other, which Contract involves consideration in excess of $10,000,000 and is (A) in connection with or related to the FPSO segment or (B) in connection with or related to the shuttle tanker segment;

(xvi) all Contracts evidencing any Affiliate Arrangements; and

(xvii) any license or other Contract with respect to Intellectual Property, except for licenses of commercially-available software with a replacement cost or aggregate annual license and maintenance fees of less than $100,000.

(b) The Company has made available to the Investor correct and complete copies of all Material Contracts, including any amendments thereto.

(c) Except as set forth on Section 3.15(c) of the Company Disclosure Letter, (i) each Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than the Company Plans) is valid, binding and enforceable on the Company and any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, is in compliance in all material respects with all Contracts and has performed in all material respects all obligations required to be performed by it under each Contract referred to above, (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Contract, and (iv) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Contract.

(d) Except as set forth on Section 3.15(d) of the Company Disclosure Letter, since June 30, 2016, neither the Company nor any of its Subsidiaries have received oral or written notice from any of the Company’s top ten customers measured by the Company’s fiscal year 2016 revenue of such customer’s intention to terminate or modify a material Contract with the Company or its Subsidiaries, whether as a result of the transactions contemplated hereby or otherwise.

SECTION 3.16 Insurance. (a) Neither the Company nor any of its Subsidiaries is in default under any insurance policy of the Company or its Subsidiaries, (b) all material claims made thereunder have been properly and timely filed, and (c) no written notice of cancellation or termination of coverage has been received by the Company or its Subsidiaries with respect to any such insurance policy, other than in connection with ordinary renewals. Each material insurance policy of the Company is in full force and effect and is the valid and binding obligation of the Company or its applicable Subsidiary named as the insured therein, subject, as to enforceability, to the Bankruptcy and Equity Exception. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. The Company does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

SECTION 3.17 Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.07, the offer, sale and issuance of the Common Units and Warrants pursuant to this Agreement is exempt, and the issuance of the Underlying Common Units, if and when issued, will be exempt, from the registration requirements and prospectus delivery requirements of the Securities Act and the blue sky laws of the various states. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of or to investors with respect to offers or sales of the Common Units or the Warrants, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Common Units or the Warrants under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Common Units under this Agreement to be integrated with other offerings by the Company.

SECTION 3.18 No Broker. Except for fees payable to DNB Markets, Inc. (which fees are payable by the Company), no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions based upon arrangements made by, or on behalf of, the Company or any of its Subsidiaries. A true and complete copy of the engagement letter with such Person has been made available to the Investor.

SECTION 3.19 Listing and Maintenance Requirements. The Common Units are registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Company has taken no action designed to (or which, to the Knowledge of the Company, is reasonably likely to) have the effect of, terminating the registration of the Common Units under the Exchange Act or delisting the Common Units from the NYSE, nor has the Company received, as of the date hereof, any notification that the SEC or the NYSE is contemplating terminating such registration or listing.

SECTION 3.20 Investment Company Act. The Company is not, and immediately after receipt of payment for the Common Units and the Warrants pursuant to this Agreement will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.21 No Rights Agreement. The Company is not party to a stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan and no takeover statutes currently in effect in any jurisdiction in which the Company operates are applicable.

SECTION 3.22 Illegal Payments; International Trade.

(a) Neither the Parent, the General Partner or the Company nor any of their respective Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or third party representative, either directly or indirectly, acting on behalf of the Company or any of its Subsidiaries has: (i) in violation of the U.S. Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act of 2010, the Brazilian Anti-Corruption Act (Law No. 12,846 of August 1, 2013 ruled by Decree No. 8420, of March 18, 2015) or the Brazilian Improbity Law (Law No. 8,429 of

June 2, 1992), the Canadian Corruption of Foreign Public Officials Act (S.C. 1998 c. 34, as amended June 19, 2013), sections 387 – 389 of the Norwegian Criminal Act of May 20, 2005 or sections 276a – 276c of the Norwegian Criminal Act of 22 May 1902 or any other applicable anti-bribery or anti-corruption law under any applicable jurisdictions (collectively “Anticorruption Laws”), paid, promised to pay, authorized or caused to be paid, agreed to pay, or offered, directly or indirectly, any money, or offer, gift, promise to give, or authorization of the giving of anything of value to any person acting in an official capacity for any Governmental Entity, to any political party or official thereof, to any candidate for political office or to any person while knowing that all or a portion of the payment will be offered, given or promised to another (each, a “Government Official”) with the purpose of (w) influencing any act or decision of such Government Official in his official capacity; (x) inducing such Government Official to perform or omit to perform any activity related to his legal duties or otherwise securing any improper benefit; (y) securing any improper advantage; or (z) inducing such Government Official to influence or affect any act or decision of any Governmental Entity in order to assist the Company, its Subsidiaries, or their Affiliates in obtaining or retaining business for or with, or in directing business to, the Company, its Subsidiaries or their Affiliates; (ii) made any illegal contribution to any political party, political official or candidate for political office; (iii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose; (iv) taken any action that would violate any applicable Anticorruption Laws; or (v) paid, promised to pay, authorized or caused to be paid, agreed to pay, or offered, directly or indirectly, any bribe, kickback or other similar money, or offer, gift, promise to give, or authorization of the giving of anything of value to any supplier, customer, third party agent, or intermediary, or to any family member or close associate of any supplier, customer, third party agent, or intermediary in violation of an Anticorruption Law. The General Partner, the Company and their Subsidiaries have maintained complete and accurate books and records, which are accurate and complete in all material respects and comply in all material respects with applicable law, including records of payments to any agents, consultants, representatives, third parties, intermediaries, and Government Officials.

(b) Except as set forth on Section 3.22(b) of the Company Disclosure Letter, neither the Parent, the General Partner, the Company nor any of their Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received any notice, inquiry, or internal or external allegation from any Governmental Entity or any other Person; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation with respect to any actual, potential or alleged violation of any U.S. or applicable non-U.S. laws relating to export, reexport, transfer, and import controls including, without limitation, the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection (“Ex-Im Laws”), Sanctions Laws, or the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”), the U.K. Modern Slavery Act of 2015, nor has the Parent, the General Partner, the Company or any of their Subsidiaries conducted any internal investigation with respect to any actual, potential or alleged violation of Anticorruption Laws that has uncovered any direct or circumstantial evidence that might support a finding that those entities or its employees, third party agents, or intermediaries have directly or indirectly violated the Anticorruption Laws. The Company and its Subsidiaries have implemented and maintain in effect written policies, procedures, and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of applicable Anti-corruption Laws, the U.K. Modern Slavery Act of 2015, and Trade Control Laws and, to the Company’s Knowledge, there have been no breaches or violations of, or non-compliance with, such policies, procedures or internal controls since implementation of the applicable policy, procedure or internal control.

(c) Neither the Parent, the General Partner, the Company nor any of their Subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of applicable Trade Control Laws.

SECTION 3.23 Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and, during the past five years, have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Money Laundering Control Act of 1986, the money laundering statutes (including but not limited to related laws such as the mail and wire fraud laws, the Travel Act, as amended, the Securities Act and the Exchange Act) of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no Action by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

SECTION 3.24 Fairness Opinion. The Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner has received the opinion of Houlihan Lokey Capital, Inc., the Conflicts Committee’s financial advisor, (and, if it is in writing, has provided, following approval of the Transactions by the Conflicts Committee and shortly prior to the signing of this Agreement, a copy of such opinion to Investor solely for informational purposes) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the aggregate investment consideration to be received by the Company for the Common Units and Warrants in the Transactions pursuant to this Agreement and the Parent Investment Agreement is fair to the Company from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

SECTION 3.25 No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV hereof and such representations and warranties set forth in the other Transaction Documents, the Company hereby acknowledges that neither the Investor nor any of its Affiliates, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Investor or any of its Affiliates, as applicable, or their respective businesses, operations, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives. The Company, on behalf of itself and on behalf of its Subsidiaries and Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

ARTICLE IV

Representations and Warranties of the Investor

The Investor represents and warrants to the Company:

SECTION 4.01 Organization and Authority. The Investor is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has all requisite limited partnership power and authority to carry on its business as presently conducted.

SECTION 4.02 Authorization; Enforceability. The Investor has all requisite limited partnership power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements to which it is a party by the Investor and the consummation of the Transactions, and compliance with the provisions of this Agreement and the Related Agreements to which it is a party by the Investor have been duly authorized by all necessary limited partnership action on the part of the Investor. This Agreement has been and, as of the Closing, the Related Agreements to which it is a party will be, duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

SECTION 4.03 No Conflict. The execution and delivery by the Investor of this Agreement and, as of the Closing, the Related Agreements to which it is a party do not and will not, and the consummation of the Transactions and compliance with the provisions of this Agreement and the Related Agreements to which it is a party will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any right or benefit on the part of any third party under, or result in the creation of any Lien upon any of the properties or assets of the Investor under (i) the organizational or governing documents of the Investor or (ii) assuming that the filings referred to in Section 4.04 are made, (A) any term, condition or provision of any Contract to which the Investor or any of its Affiliates is a party or by which any of its properties or assets are bound and that is material to the business of the Investor and its Affiliates, taken as a whole, (B) any Law that is material to the Investor and its Affiliates, taken as a whole, or (C) any Judgment, permit, concession, grant or franchise, in each case, applicable to the Investor or any of its Affiliates or any of its properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Investor’s ability to consummate the Transactions.

SECTION 4.04 Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of antitrust, competition or other similar Laws of those jurisdictions identified in Section 3.04 of the Company Disclosure Letter , no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, be material to the Investor’s ability to consummate the Transactions.

SECTION 4.05 Financing.

(a) The Investor has received and accepted an executed commitment letter dated the date hereof (the “Equity Commitment Letter”) from Brookfield Capital Partners IV L.P., Brookfield Capital Partners IV (ER) L.P., Brookfield Capital Partners IV (CR), L.P. and Brookfield BBP Holdings Canada Inc. (collectively, the “Sponsors”) pursuant to which the Sponsors have agreed, subject to the terms and conditions thereof, to invest in Investor the amounts set forth therein. The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof entitled to specific performance of each party’s obligations thereunder, subject to the terms herein and therein. The cash equity committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Financing”. As of the date hereof, the Investor has delivered to the Company a true, complete and correct copy of the executed Equity Commitment Letter.

(b) Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Sponsors to provide the Financing or any contingencies that would permit the Sponsors to reduce the total amount of the Financing. Investor does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Equity Commitment Letter on the Closing Date, nor does Investor have knowledge that the Sponsors will not perform its obligations thereunder.

(c) At the Closing, the net proceeds of the Financing, when funded in accordance with the terms and conditions of the Equity Commitment Letter, will provide the Investor with cash proceeds on the Closing Date sufficient to pay the Purchase Price and to pay the cash consideration in exchange for the Amended and Restated Promissory Note.

(d) As of the date hereof, the Equity Commitment Letter is valid and in full force and effect and constitutes the valid and binding obligation of the Sponsors, enforceable in accordance with its terms. As of the date hereof, no event has occurred which, with or without notice or lapse of time or both, would or would reasonably be expected to constitute a default on the part of either party to the Equity Commitment Letter or a breach or a failure to satisfy a condition precedent on the part of Investor under the terms and conditions of the Equity Commitment Letter. There are no fees required to be paid by or on behalf of Investor pursuant to the terms of the Equity Commitment Letter. As of the date hereof, the Equity Commitment Letter has not been modified, amended or altered and the commitments under the Equity Commitment Letter have not been withdrawn or rescinded in any respect.

(e) The Investor acknowledges that its obligation to consummate the Transactions is not and will not be subject to the receipt by the Investor or any of its Affiliates of, or the availability of, any funds or financing (including, for the avoidance of doubt, the Financing).

SECTION 4.06 No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions based upon arrangements made by or on behalf of the Investor or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Investor or the Company as described in Section 5.09.

SECTION 4.07 Purchase for Investment. The Investor acknowledges that the Common Units and the Warrants to be issued to the Investor pursuant to this Agreement, and the Underlying Common Units if issued, will not have been registered under the Securities Act or under any state or other applicable securities laws. The Investor (a) acknowledges that it is acquiring such securities pursuant to an exemption from registration under the Securities Act solely for investment and for the Investor’s own account, not as nominee or agent, and with no present intention or view to distribute any of such securities to any Person in violation of the Securities Act, (b) will not sell or otherwise dispose of any of such securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable state securities laws, (c) is knowledgeable, sophisticated and experienced in financial and business matters, has previously invested in securities similar to such securities, fully understands the limitations on transfer and the restrictions on sales of such securities and is able to bear the economic risk of its investment and afford the complete loss of such investment, (d) (i) has such knowledge and experience in financial and business matters and in investments of this type, that it is capable of evaluating the merits and risks of its investment in such securities and of making an informed investment decision, (ii) has conducted an independent review and analysis of the business and affairs of the Company and its Subsidiaries that it considers sufficient and reasonable for purposes of making its investment in such securities and (iii) based thereon and on its own knowledge, has formed an independent judgment concerning the advisability of the Transactions and (e) is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

SECTION 4.08 No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III and such representations and warranties set forth in the other Transaction Documents, the Investor hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Investor or any of its Representatives or any information developed by the Investor or any of its Representatives. The Investor, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

ARTICLE V

Additional Agreements

SECTION 5.01 Conduct of the Business. (a) Except as otherwise contemplated by this Agreement or the other Transaction Documents, as required by applicable Law or as set forth in Section 5.01 of the Company Disclosure Letter, from the date hereof to the Closing, unless the Investor otherwise consents thereto in writing, the Company and its Subsidiaries shall conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice and shall use commercially reasonable efforts consistent with past practice to preserve the relationships of the Company and its Subsidiaries with their respective material customers, material suppliers, employees, consultants, contractors and others having material relationships with the Company and such Subsidiaries and maintain the business operations, organization and goodwill of the Company.

(b) Without limiting the generality of Section 5.01(a), except as otherwise expressly contemplated by this Agreement or the other Transaction Documents, or as set forth in Section 5.01 of the Company Disclosure Letter, or, solely with respect to clause (v) below, as required by applicable Law, from the date hereof to the Closing, unless the Investor otherwise consents thereto in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly (the occurrence of any of the matters set forth in clauses (i) through (viii) below effectuated or caused by Parent, the General Partner or their respective Affiliates shall be deemed caused by the Company for purposes of this Agreement):

(i) change any of the methods of accounting, accounting practices or policies in any material respect of the Company or any of its Subsidiaries, other than such changes as required by GAAP or a Governmental Entity;

(ii) enter into any Contract between the Company or its Subsidiaries, on the one hand, and any of the members of the Board or the Company’s officers or unitholders (in their capacity as such), on the other hand, including any stockholder agreement, investor rights agreement, board representation or board nomination agreement or any similar Contract, or take or omit to take any other action that could reasonably be expected to result in a modification to the composition of the Board, grant any consent rights with respect to any actions by the Company or its Subsidiaries to any unitholder or that otherwise would reasonably be expected to limit, alter or modify in any material respect the rights that the Brookfield GP Investor is expected to have following the Closing under the Amended and Restated GP LLC Agreement;

(iii) (i) make any change in the compensation or benefits payable to any Participant or TOO Majority Employees, other than (x) in the case of employees who are not officers or directors, normal annual increases in base salaries in the ordinary course of business, or (y) as required by the terms of any Company Plan existing on the date hereof that is listed on Section 3.10(a) of the Company Disclosure Letter, (ii) hire any new employees or engage any new independent contractors, unless such hiring or engagement is in the ordinary course of business consistent with past practice and is with respect to employees or contractors having an annual base salary or fee and incentive compensation opportunity not reasonably expected to exceed $150,000, (iii) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed on Section 3.10(a) of the Company Disclosure Letter, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, change in control, retirement or similar agreement, except for employment agreements or offer letters for newly hired employees in the ordinary course of business with an annual base salary and incentive compensation opportunity not to exceed $150,000, (iv) except as required to ensure that any Company Plan is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew, amend or terminate any existing Company Plan or benefit arrangement or any CBA, (v) take any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits (except as required pursuant to this Agreement), (vi) terminate the employment or service of any employee of the Company or any of its Subsidiaries with an annual base salary and incentive compensation opportunity that exceeds $150,000, or (vii) grant or announce any equity-based incentive awards;

(iv) take any action that causes, or would reasonably be expected to cause, the Common Units to cease to be eligible for listing on the NYSE;

(v) unless required by Law, (i) modify, extend, or enter into any CBA; (ii) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any current Business Employees or (iii) allow any Affiliate to do any of the foregoing with respect to current Business Employees;

(vi) make, change or revoke any material Tax election;

(vii) take any action for which consent would have been required pursuant to Section 3.1(h) of the Amended and Restated GP LLC Agreement had the Amended and Restated GP LLC Agreement been in effect as of the date hereof; or

(viii) agree, authorize, resolve or recommend, whether in writing or otherwise, to do, or take any action reasonably likely to lead to or result in, any of the foregoing.

SECTION 5.02 Public Announcements. The Company and the Investor agree that the initial public announcement by the parties or any of their Affiliates of the execution and delivery of this Agreement and the transactions contemplated hereby shall be in such form or forms as shall be mutually agreed by the Company and the Investor. Subject to each party’s disclosure obligations imposed by Law or the rules of any stock exchange upon which its securities are listed or any similar organization (in which case the party required to make the communication, release or announcement shall allow the other party reasonable time to comment thereon in advance of such release or public disclosure), neither the Company nor the Investor will make (a) any public news release or other public disclosure or (b) any other written widespread communication or general disclosure to any employees, suppliers, consultants, contractors or other persons with whom such party has material relationships, in each case with respect to the Transaction Documents or the transactions contemplated thereby, without receiving the other’s consent (which consent shall not be unreasonably withheld) to such communication or the communication plan with respect thereto. Notwithstanding the foregoing, the Investor and its Affiliates shall be entitled to communicate in the ordinary course and in a non-public manner with their respective investors and financing sources and the Related Investment Funds relating to the Transaction Documents and the transactions contemplated thereby, in each case subject to customary confidentiality obligations between the Investor and such other Persons.

SECTION 5.03 Access to Information; Confidentiality Agreement.

(a) Subject to applicable Law and any confidentiality arrangements in favor of any third party, the Company shall, and shall cause each of its Subsidiaries to, afford the Investor and its Representatives reasonable access upon reasonable advance request by the Investor and during normal business hours during the period prior to the earlier of the Closing and the termination of this Agreement to (i) all their respective properties, assets, books, records, agreements, permits, documents, information, officers and employees (in each case, excluding, without limiting the foregoing, information and materials protected by any attorney-client or other similar doctrine or privilege or by data privacy Laws) and (ii) such additional financial and operating data and other information regarding the Company (or copies thereof) as the Investor may from time to time reasonably request; provided that the Investor and its Representatives shall conduct any such activities in such a manner as not to interfere with or disrupt the business or operations of the Company and its Subsidiaries.

(b) The Investor shall hold, and shall direct its Subsidiaries and Affiliates and its and their Representatives to hold, any and all non-public information received from the Company and its Subsidiaries and its and their Representatives confidential in accordance with the terms of the Confidentiality Agreement.

(c) The Company hereby consents under the Confidentiality Agreement to all actions by the Investor and its Affiliates and its and their respective Representatives to the extent contemplated by the Transaction Documents. Notwithstanding anything else in the Confidentiality Agreement, this Agreement or in any other Transaction Document to the contrary, the Investor and its Affiliates are hereby permitted to disclose any Confidential Information (as defined in the Confidentiality Agreement) to any Representative or any Related Investment Fund, in each case, of the Investor and its Affiliates (it being understood that such Representatives and Related Investment Funds shall have been advised of the Confidentiality Agreement and shall have been instructed to comply with the provisions thereof applicable to Representatives) and such Persons shall be deemed to constitute approved Representatives under the Confidentiality Agreement, and the Investor and its Affiliates and its and their respective Representatives shall be permitted to have discussions and negotiations and enter into agreements, arrangements or understandings with any Related Investment Fund in connection with the Transaction Documents and the transactions contemplated thereby. The parties hereto agree that the Investor’s Affiliate party to the Confidentiality Agreement is an express third party beneficiary of this Section 5.03(c). The Confidentiality Agreement shall terminate and be of no further force or effect from and following the Closing.

SECTION 5.04 Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, and except as set forth on Section 5.05(a) of the Company Disclosure Letter, each of the Company and the Investor shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied, and to consummate the Transactions as promptly as practicable, including, subject to Section 5.05(d), using reasonable best efforts to (x) contest (i) any Action brought, or threatened to be brought, by any Governmental Entity seeking to enjoin, restrain, prevent, prohibit or make illegal the consummation of any of the Transactions or to impose any terms or conditions in connection with the Transactions and (ii) any Judgment that enjoins, restrains, prevents, prohibits or makes illegal the consummation of any of the Transactions or imposes any terms or conditions in connection with the Transactions, (y) obtain the termination or expiration of any applicable waiting period and/or any approval, consent or authorization necessary under any applicable Foreign Antitrust Laws for the consummation of the Transactions and (z) obtain the consents set forth on Section 6.03(l) of the Company Disclosure Letter. Each party hereto shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as the other party or parties may reasonably request to consummate or implement the Transactions or to evidence such events or matters. Notwithstanding anything else in this Agreement, this Section 5.04 solely with respect to (a) the immediately preceding sentence and (b) Section 6.03(l)(E) (Post Closing Consents) of the Company Disclosure Letter shall survive the Closing of the Transactions.

SECTION 5.05 Filings; Consents. (a) Without limiting the generality of Section 5.04, upon the terms and subject to the conditions of this Agreement (including subject to the limitations set forth in Section 5.05(d)) and in accordance with applicable Law, each of the Company and the Investor shall, and shall cause its Affiliates to, use reasonable best efforts to as promptly as practicable (i) obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the Transactions, except as set forth on Section 5.05(a) of the Company Disclosure Letter, and (ii) make any other submissions either required or reasonably deemed appropriate by the Company or the Investor in connection with the Transactions under the Securities Act, the Exchange Act, Foreign Antitrust Laws, the rules and regulations of the NYSE and any other applicable Law. The Company and the Investor shall, and shall cause their respective Affiliates to, cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents (except to the extent containing confidential information of such Person) to the non-filing party and its Representatives before filing (subject to the limitations set forth in Section 5.05(d)).

(b) Without limiting the generality of Section 5.04 and Section 5.05(a), the Company and the Investor shall as promptly as practicable file with the appropriate Governmental Entity any notifications required under any Foreign Antitrust Laws in connection with the Transactions. The Company and Investor shall use their respective reasonable best efforts to provide as promptly as practicable any supplemental information requested by any such Governmental Entity pursuant to such Foreign Antitrust Laws. Each of the Company and the Investor shall, and shall cause its Affiliates to, furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing that is necessary under any Foreign Antitrust Laws. The Company shall be responsible for 100% of any filing fee payable under any applicable Foreign Antitrust Laws.

(c) Each of the Company and the Investor shall, and shall cause its Affiliates to, keep the other party apprised of the status of any communications by such party or any of its Affiliates with, and any inquiries or requests for additional information from, any Governmental Entity with respect to the Transactions and shall comply as promptly as practicable with any such inquiry or request and provide any supplemental information requested in connection with the filings made hereunder pursuant to any Foreign Antitrust Laws. No party hereto or any of their respective Affiliates shall participate in any substantive meeting or engage in any material substantive conversation with any Governmental Entity with respect to the Transactions without giving the other party prior notice of the meeting or conversation.

(d) Notwithstanding the foregoing or anything in this Agreement to the contrary, neither the Investor or any of its Affiliates nor the Company or any of its Affiliates are obligated to, in connection with obtaining consents from Governmental Entities, obtaining the expiration or termination of any applicable waiting period under any Foreign Antitrust Laws or contesting, resolving, avoiding or seeking to overturn any Action or Judgment brought by a Governmental Entity, (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Investor, the Company or its Subsidiaries, or their Affiliates, or otherwise take or commit to take any action that could reasonably limit the Investor’s, the Company’s or any of its Subsidiaries’, or their Affiliates’ freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets, (ii) terminate, modify or extend any existing relationships and contractual rights and obligations, (iii) establish or create any relationships and contractual rights and obligations, (iv) terminate any relevant venture or other arrangement, or (v) effectuate any other change or restructuring of the Company or its Subsidiaries or Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an order, decree or ruling or file appropriate applications with the United States Federal Trade Commission, the United States Department of Justice or any other Governmental Entity).

SECTION 5.06 Adjustment of Warrants. If any occurrence since the date of this Agreement until the Closing would have resulted in an adjustment to the number of Warrants, the number of Underlying Common Units pursuant to the Warrant Agreement or the Threshold Price (as defined in the Warrant Agreement) if the Warrants had been issued and outstanding since the date of this Agreement, the Company shall adjust the number of Warrants, the number of Underlying Common Units or the Threshold Price, as applicable, effective as of the Closing, in the same manner as would have been required by the Warrant Agreement if the Warrants had been issued and outstanding since the date of this Agreement.

SECTION 5.07 NYSE Listing of Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall promptly apply to cause the Common Units to be issued to the Investor pursuant to this Agreement, and the Underlying Common Units, to be approved for listing on the NYSE, subject to official notice of issuance. Notwithstanding anything else in this Agreement, this Section 5.07 shall survive the Closing of the Transactions.

SECTION 5.08 Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Common Units and Warrants to fund the payments required in connection with the closing of the Transactions and, with respect to any remainder, for general business purposes. Notwithstanding anything else in this Agreement, this Section 5.08 shall survive the Closing.

SECTION 5.09 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that the Company shall, at the earlier of the Closing or the termination of this Agreement (provided that the breach by the Investor of any of its representations, warranties, covenants or agreements contained in this Agreement shall not have been the principal cause of, or shall have resulted in, the failure of the closing conditions to be satisfied), reimburse the Investor for its and its Affiliates’

reasonable and documented out-of-pocket third-party costs and expenses incurred in connection with the Transactions (including (i) the fees and expenses of consultants, legal counsel, accountants and financial advisors in connection therewith and (ii) internal costs and expenses that are billed or invoiced to the Investor and its Affiliates on a third-party basis); provided, further, that the maximum amount of such costs and expenses to be reimbursed by the Company pursuant to this Section 5.09 shall not exceed $3,000,000 in the aggregate. Notwithstanding anything else in this Agreement, this Section 5.09 shall survive the termination of this Agreement or the Closing of the Transactions.

SECTION 5.10 Tax Matters. (a) The Company and the Investor agree that for U.S. federal income tax purposes the Warrants shall be treated as investment warrants (and not as stock) for U.S. federal income tax purposes, and shall file all relevant Tax Returns consistent with such treatment. Notwithstanding anything else in this Agreement, this Section 5.10 shall survive the Closing of the Transactions.

(b) (i) The Company shall use reasonable best efforts to determine, on an annual basis, based on the advice of the Company’s accountant or other tax advisor, whether the Company or any of its Subsidiaries is a PFIC, and shall promptly notify the Investor of its determination.

(ii) If the Company determines, in accordance with clause (i) that it is a PFIC for any year, the Company shall use reasonable best efforts to provide such information to the Investor that (x) the Investor (or its direct or indirect owners) reasonably requests to enable the Investor (or its direct or indirect owners) to complete its U.S. Internal Revenue Service Form 8621 with respect to its investment in the Company and (y) will enable the Investor (or its direct or indirect owners) to make and/or maintain a “qualified electing fund” election with respect to its investment in the Company, as such terms are defined in Section 1295 of the Code and the Treasury Regulations thereunder.

SECTION 5.11 Anti-takeover Laws. From the date hereof until Closing or earlier termination of this Agreement, the Company shall use its reasonable best efforts to cause the Transactions not to have the effect of causing any relevant corporate takeover statute or other similar statute or Laws to be applicable to the Transactions.

SECTION 5.12 Exclusivity. From and after the execution of this Agreement until the earlier of the Closing or the termination of this Agreement, without the Investor’s prior written consent, the Company shall not, and shall procure that its Affiliates and Representatives do not and will not, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any Alternative Transaction or (ii) enter into, or undertake to enter into any Contract for an Alternative Transaction, or otherwise requiring it to abandon, terminate or fail to consummate the Transactions. From and after the execution of this Agreement and through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company, its Affiliates and its and their Representative shall promptly advise the Investor in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Alternative Transaction (including the specific terms thereof and the identity of the other individual or entity or individuals or entities involved) and promptly furnish to the Investor a copy of any such written proposal in addition to a copy of any information provided to or by any third party relating thereto. Any breach of the terms of this Section 5.12 by any Affiliate or Representative of the Company (as if it were a party hereto) shall be deemed a breach by the Company.

SECTION 5.13 Notification of Certain Matters. Notwithstanding anything else herein to the contrary, the Company and the Investor shall give prompt written notice to the other of (a) any notice or other communication from any Person alleging that any consent, waiver or approval from, or notification requirement to, such Person is or may be required in connection with the Transactions, (b) all effects, changes, events and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of the Company in this Agreement that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Article VI not to be satisfied, (c) any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (d) any Transaction Litigation and any updates to the status thereof. The Company and its Subsidiaries shall give the Investor an opportunity to discuss with the Company and its Representatives any Transaction Litigation (subject to the entry into any joint defense or similar agreement and otherwise subject to the protection of any attorney-client or other similar doctrine or privilege) and the Company and its Representatives shall consider the Investor’s recommendations with respect thereto in good faith. For the avoidance of doubt, no updated information provided in accordance with this Section 5.13 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement, or be deemed to update the Company Disclosure Letter or affect any rights under this Agreement or the Related Agreements.

SECTION 5.14 Corporate Policies. The Company and the Investor shall cooperate in good faith to review its legal and compliance policies and programs and implement such changes as are deemed appropriate. The Company agrees to promptly, but no later than two (2) Business Days from the date of discovery thereof, inform/notify the Investor of the existence or possibility of any inquiry, investigation, lawsuit or administrative proceeding related to violations of Anticorruption Laws, Ex-Im Laws, Trade Control Laws and Money Laundering Laws related to the Company or any of its Subsidiaries, any of their respective directors, officers, employees or third parties that could reasonably be expected to materially affect the Company’s or any of the Subsidiaries’ businesses or result in damages to the Company or any of the Subsidiaries. Notwithstanding anything else in this Agreement, this Section 5.14 shall survive the Closing of the Transactions.

SECTION 5.15 Tail Policy. Prior to Closing, the Company shall, at the Company’s expense, purchase for each of its and the General Partners’ respective officers and directors (or persons acting in an equivalent capacity) a directors’ and officers’ liability insurance “tail” or “runoff” insurance program (a “Tail Policy”) providing coverage for claims asserted prior to and for six years after the Closing with respect to any matters existing or occurring at or prior to the Closing (and, with respect to claims made prior to or during such period, until final resolution thereof) (such coverage to be on terms and conditions and for an amount as favorable to such officers and directors as the Company’s existing policies and from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier); provided, that in no event shall the Company be required or permitted to expend, for the entire six-year period, an amount in excess of 200% of the annual premium currently paid by the Company for such policies (the “Maximum Premium”); provided, further, that if the Company would be obligated to expend more than the Maximum Premium in respect of such Tail Policy, the Company shall cause to be obtained such policies with the greatest coverage available for a cost not exceeding the Maximum Premium.

ARTICLE VI

Conditions to Closing

SECTION 6.01 Conditions to the Obligations of the Company and the Investor. The respective obligations of each of the Company and the Investor to effect the Transactions are subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Company and the Investor on or prior to the Closing Date of the following conditions:

(a) no Governmental Entity shall have issued any order, decree or ruling, no Action has been commenced seeking any order, decree or ruling and no Law shall be in effect, enjoining, restraining or otherwise prohibiting any of the Transactions, which in each of the cases referred to has not been terminated or withdrawn; and

(b) the applicable waiting period, if any, under, or required approvals pursuant to, any applicable Foreign Antitrust Laws of any jurisdiction listed in Section 3.04 of the Company Disclosure Letter applicable to the consummation of the Transactions shall have expired or otherwise been terminated and any required clearances, consents, approvals and waivers under any Foreign Antitrust Laws of any jurisdiction listed in Section 3.04 of the Company Disclosure Letter applicable to the consummation of the Transactions shall have been obtained.

SECTION 6.02 Conditions to the Obligations of the Company. The obligations of the Company to effect the Transactions are further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) all representations and warranties of the Investor set forth in this Agreement shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties) in all material respects at and as of the Closing Date, with the same force and effect as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on such earlier date);

(b) the Investor shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing; and

(c) the Company shall have received a certificate signed by a duly authorized officer of the Investor, certifying as to the matters set forth in Sections 6.02(a) and 6.02(b).

SECTION 6.03 Conditions to the Obligations of the Investor. The obligations of the Investor to effect the Transactions are further subject to the satisfaction or (to the extent permitted by Law) waiver by the Investor on or prior to the Closing Date of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Article III hereof (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks to an earlier date, in which case such representation or warranty shall so be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) in all material respects at and as of the Closing Date, with the same force and effect as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that the representations and warranties of the Company set forth in the first sentence of Section 3.01(a) (Organization; Standing), Section 3.02(a) (Capitalization) and Section 3.03(c) (Authority) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks to an earlier date, in which case such representation or warranty shall so be true and correct as of such earlier date);

(b) the Company shall have performed in all material respects (other than pursuant to the next paragraph) all of its obligations hereunder required to be performed by it at or prior to the Closing;

(c) the Company shall have performed in all respects (other than de minimis actions) its obligations pursuant to Section 5.01(b)(iv) and Section 5.01(b)(vii) (with respect to Sections 3.1(h)(i), 3.1(h)(iv) and 3.1(h)(xv) of the Amended and Restated GP LLC Agreement) (other than repurchases or issuances of a de minimis amount of units or satisfaction of the condition set forth in Section 6.03(m) of this Agreement) as if the Amended and Restated GP LLC Agreement has been in effect as of the date hereof;

(d) the Company shall have duly executed and delivered to the Investor each of the Registration Rights Agreement and the Warrant Agreement;

(e) Teekay Holdings Limited, the sole member of the General Partner, shall have duly executed and delivered to the Brookfield GP Investor the Amended and Restated GP LLC Agreement, which shall have become effective and legally binding as the limited liability company agreement of the General Partner;

(f) the transactions under each of the Amended and Restated Promissory Note and the GP Investment Agreement shall have been consummated substantially concurrently with the Closing;

(g) the Company and the Parent shall have duly executed and delivered to the other each of (i) the Trademark License Agreement and (ii) the Master Services Agreement, each of which shall have become effective and legally binding;

(h) the Company shall have issued, sold and delivered to the Parent 12,000,000 Common Units and 3,059,055 Warrants and, in exchange therefor, the Parent shall have delivered to the Company $30 million in immediately available funds pursuant to the Investment Agreement, dated as of the date hereof, between the Company and the Parent (the “Parent Investment Agreement”), and which has not been amended, waived or modified since the date hereof;

(i) (A) the Common Units to be issued to the Investor pursuant to this Agreement, and the Underlying Common Units (after giving effect to any adjustment thereto in accordance with Section 5.06 hereof), shall have been approved for listing on the NYSE, subject to official notice of issuance, (B) no notice of delisting from the NYSE shall have been received by the Company with respect to the Company’s Common Units and (C) the Company’s Common Units shall not have been suspended by the SEC or the NYSE from trading on the NYSE nor shall suspension by the SEC or the NYSE have been threatened in writing by the SEC or the NYSE;

(j) each of (i) the Amendment to the DnB Swap Arrangement and (ii) the Amendment to the Citi Swap Arrangement shall have become effective and legally binding on the parties thereto and the terms thereof shall be substantially no less favorable to the Company (as reasonably acceptable to the Investor) than indicated on Schedule 6.03(j) of the Company Disclosure Letter;

(k) the ShuttleCo Reorganization shall have been substantially contemporaneously consummated;

(l) the Company shall have received a consent of the counterparties to the Contracts and Permits specified on Section 6.03(l) to the Company Disclosure Letter to the consummation of the Transactions;

(m) the Company shall have redeemed all of the outstanding Series C-1 Preferred Units and all of the outstanding Series D Preferred Units (including, for the avoidance of doubt, any Series D Preferred Units held by the Parent), in each case in accordance with the terms and conditions set forth on the Contracts set forth on Section 6.03(m) of the Company Disclosure Letter;

(n) the repayment and extension of Indebtedness and release of cash collateral as set forth on Section 6.03(n) of the Company Disclosure Letter, the terms of which shall be substantially no less favorable to the Company (as reasonably acceptable to the Investor) than indicated on Schedule 6.03(n) of the Company Disclosure Letter;

(o) the Trademark License Agreement in the form of Exhibit B shall have become effective and legally binding on the parties thereto;

(p) the Investor shall have received from (i) Perkins Coie LLP, outside counsel to the Company, an opinion substantially in the form of Exhibit F, dated as of the Closing Date, and (ii) Watson Farley & Williams LLP, Marshall Islands counsel to the Company, an opinion substantially in the form of Exhibit G, dated as of the Closing Date;

(q) the Investor shall have received (A) copies of (i) the Certificate of Limited Partnership of the Company and (ii) the Certificate of Formation of the General Partner, each certified by the Registrar of Corporations of the Republic of the Marshall Islands as of a recent date and (B) a certificate of the Registrar of Corporations of the Republic of the Marshall Islands, dated a recent date, to the effect that each of the General Partner and the Company is in good standing;

(r) the Company shall have paid or reimbursed the Investor for amounts owed pursuant to Section 5.09 substantially concurrently with the Closing; and

(s) the Investor shall have received a certificate signed by a duly authorized officer of the Company, certifying as to the matters set forth in Sections 6.03(a), 6.03(b) and 6.03(c).

SECTION 6.04 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use, in accordance with the terms of this Agreement, its required efforts to cause the Closing to occur shall have been a principal cause of the failure of such condition. The Investor may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if the failure of the Investor to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use, in accordance with the terms of this Agreement, its required efforts to cause the Closing to occur shall have been a principal cause of the failure of such condition.

ARTICLE VII

Termination; Survival

SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Company and the Investor;

(b) by the Company or the Investor if:

(i) the Closing should not have occurred on or prior to October 31, 2017; provided that if the bridge loan facility to the Company provided by the Investor remains outstanding, such date shall be extended, in the Investor’s sole discretion, to December 31, 2017 (the “Outside Date”);

(ii) any Governmental Entity issues an order, decree or ruling or has taken any other action permanently enjoining, restraining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by the Investor upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that, in each case, any of the conditions set forth in Section 6.01 or Section 6.03 would not be satisfied and such breach or condition is not curable or, if curable, is not cured on or prior to the earlier of (x) the date which is 30 days following written notice thereof is given by the Investor to the Company and (y) the Outside Date; and

(d) by the Company upon written notice to the Investor, if there has been a breach of any representation, warranty, covenant or agreement made by the Investor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that, in each case, any of the conditions set forth in Section 6.01 or Section 6.02 would not be satisfied and such breach or condition is not curable or, if curable, is not cured on or prior to the earlier of (x) the date which is 30 days following written notice thereof is given by the Company to the Investor and (y) the Outside Date;

provided, however, that the right to terminate this Agreement pursuant to Sections 7.01(b), (c) and (d) shall not be available to any party to this Agreement whose breach of any of its representations, warranties, covenants or agreements contained in this Agreement shall have been the principal cause of, or shall have resulted in, the failure of any such condition.

SECTION 7.02 Effects of Termination. In the event of the termination of this Agreement as provided for in Section 7.01, this Agreement shall forthwith become wholly void and of no further force and effect without any liability or obligation on the part of the Company, or the Investor, except that the Confidentiality Agreement and the provisions of Section 5.09, this Section 7.02 and Article VIII (other than Section 8.04) shall survive any termination of this Agreement; provided that neither the termination of this Agreement nor any other provision of this Agreement shall relieve any party hereto from any liability for any action by such party, or decision not to act by such party which action or decision such party knew or should have been expected to know would reasonably be expected to result in a material breach of this Agreement.

SECTION 7.03 Survival. All of the covenants or other agreements of the parties contained in this Agreement and representations and warranties made herein shall not survive following the Closing; provided that the Company Fundamental Representations and covenants that expressly relate to the period following Closing (“Surviving Covenants”) shall survive following the Closing until the expiration of the statute of limitations with respect thereto taking into account any extensions thereof; provided further that Actions in respect of Fraud shall survive the Closing indefinitely; provided further that nothing herein shall relieve any party following the Closing of liability for any breach of the Company Fundamental Representations or Surviving Covenants to the extent that any good faith allegation of such breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement; and provided further that all Company Fundamental Representations and Surviving Covenants shall survive the Closing until the resolution of a pending claim in the event a claim surrounding such representation or covenant has been brought before the expiry thereto. For the avoidance of doubt, claims may be made following the Closing with respect to the breach of Company Fundamental Representations or Surviving Covenants until the applicable survival period therefor as described above expires. All decisions regarding the defense of a claim by the Investor, including, but not limited to, the employment of counsel to defend against such claim or a settlement of any such claim, shall be made by a committee of the Board composed solely of two or more directors who are Independent Directors (as that term is defined in the Amended and Restated GP LLC Agreement, the form of which is attached hereto on Exhibit A).

SECTION 7.04 Limitation on Damages. Notwithstanding any other provision of this Agreement, except in the case of Fraud, no party shall have any liability to the other in excess of the Purchase Price, and no party shall be liable for any speculative or punitive damages (unless awarded to a third party) with respect to this Agreement.

SECTION 7.05 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Company, and, subject only to the specific contractual provisions hereof, no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

ARTICLE VIII

Miscellaneous

SECTION 8.01 Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, by facsimile (which is confirmed), by email (which is confirmed) or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles or emails (or at such other address or facsimile or email for a party as shall be specified by like notice):

(a) If to the Company:

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attention:         Corporate Secretary

Facsimile:        (441) 292-3931

Email:              Edie.Robinson@teekay.com

with a copy to (which copy alone shall not constitute notice):

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

Attention:          Mike Rosenwasser

Facsimile:          (917) 206-8100

Email:                mrosenwasser@velaw.com

(b) If to the Investor:

Brookfield TK TOLP L.P.

c/o Brookfield Capital Partners (Bermuda) Ltd.

73 Front Street, 5th Floor

Hamilton HM 12, Bermuda

Attention: Manager - Corporate Services

Facsimile:         (441) 296-4475

Email:                Jane.Sheere@brookfield.com

with a copy to (which copy alone shall not constitute notice):

Brookfield TK TOLP L.P.

c/o Brookfield Capital Partners Ltd.

Brookfield Place, Suite 300

181 Bay Street

Toronto, Ontario, M5J 2T3

Attention:          Ryan Szainwald, Senior Vice President

Facsimile:         (416) 369-2301

Email:               Ryan.Szainwald@brookfield.com

with a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:         Joshua N. Korff, Esq.

                          Elazar Guttman, Esq.

                          Ross M. Leff, Esq.

Facsimile:        (212) 446-4900

Email:              JKorff@kirkland.com

                          Elazar.Guttman@kirkland.com

                          Ross.Leff@kirkland.com

SECTION 8.02 Amendments, Waivers, etc. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the party against whom such amendment or waiver shall be enforced. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such other right, power or remedy or to demand such compliance.

SECTION 8.03 Counterparts and Facsimile. This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other parties.

SECTION 8.04 Further Assurances. Each party hereto shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to consummate or implement the Transactions.

SECTION 8.05 Governing Law; Specific Enforcement; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

(b) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(c) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York, for the purposes of any Action or other proceeding arising out of this Agreement and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action or proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.01 shall be effective service of process for any such Action or proceeding.

(d) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05(d).

SECTION 8.06 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. The words “made available to the Investor” and words of similar import refer to documents (a) posted to the Data Room by or on behalf of the Company on or prior to the date two Business Days prior to the date hereof and included on a CD that is provided to the Investor promptly after the date hereof or (b) delivered in person or electronically to the Investor prior to the date hereof. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 8.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

SECTION 8.08 No Third-Party Beneficiaries. Except as provided in Section 7.05 or Section 5.03(c), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and such permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, whether as third party beneficiary or otherwise.

SECTION 8.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that the Investor may assign its rights under this Agreement and the Related Agreements, in whole or in part, to any of its Affiliates without the prior written consent of the Company; provided, that, the Investor will remain liable for all of its obligations under this Agreement.

SECTION 8.10 Entire Agreement. This Agreement (including the Exhibits hereto and the Company Disclosure Letter), together with the other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement as of the day and year first above written.

TEEKAY OFFSHORE PARTNERS L.P.

By	/s/ Edith Robinson

Name: Edith Robinson
Title: Secretary

[Signature Page to Investment Agreement]

BROOKFIELD TK TOLP L.P., BY ITS GENERAL PARTNER, BROOKFIELD CAPITAL PARTNERS (BERMUDA) LTD.

By	/s/ Gregory E A Morrison

Name: Gregory E A Morrison
Title: Director

[Signature Page to Investment Agreement]

EXHIBIT A

FORM OF AMENDED AND RESTATED GP LLC AGREEMENT

EXHIBIT B

FORM OF TRADEMARK LICENSE AGREEMENT

EXHIBIT C

TERMS OF MASTER SERVICES AGREEMENT

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

FORM OF WARRANT AGREEMENT

EXHIBIT F

FORM OF OPINION OF PERKINS COIE LLP

EXHIBIT G

FORM OF OPINION OF WATSON FARLEY